                                                                    EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT

Telematics Wireless Ltd.
Ituran Beheer B.V.
Ituran-Network Ltd.
Ituran Cellular Communication Ltd.
Hotas Holding Ltd.
Ituran U.S.A. Inc.
Ituran NY Corporation
Ituran Florida Corporation
Ituran License Corporation
Ituran de Argentina S.A.
Teleran Holding Ltda.
Ituran Sistemas de Monitoramento Ltda.